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                                  Exhibit 10(s)
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         Letter Agreement between the Registrant and Lawrence McCartney

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October 29, 1997

Mr. Lawrence McCartney
7035 Temperance Point Street
Westerville, Ohio 43082

Dear Larry:

This letter is to confirm our agreement concerning the implementation of the succession plan we have jointly developed to replace you as Senior Vice President, Information Systems and to set forth our understanding regarding the terms of your continued employment with The Scotts Company ("the Company").

You have been working for the Company pursuant to a letter agreement dated April 10, 1996. This Agreement specifically supercedes that 1996 letter agreement, as well as any other prior agreements, whether oral or written.

As we have discussed, the Company's succession plan envisions your retirement by November, 1999. The Company values your continued services and would like you to stay through that date to ensure an orderly transition. However, you had apparently not planned to retire until approximately May, 2002. Accordingly, to meet both your and the Company's objectives, we have agreed upon the following terms:

o While employed by the Company, you will continue to hold your position as Senior Vice President, Information Technology and shall be considered to be an "executive officer" for purposes of attending executive team meetings, setting policy, etc. You shall earn an annual salary of not less than $176,000.

o While employed by the company, you will be the highest ranking Information Systems Technology officer. Certain administrative or other functions outside of Information Technology which have previously been under your control may be assigned to others, but you shall be consulted first.

o You will receive all Company benefits customarily provided to employees at your level, which presently include a car allowance, AYCO Financial Services and participation in the Company's Excess Benefit Plan.
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Mr. Lawrence McCartney
October 29, 1997
Page 2


o You will also continue to participate in the Company's Executive Incentive Plan with a targeted bonus of 40% of your annual salary for those fiscal years in which you are employed as of the last day of the fiscal year.

o You shall also continue to participate in the Company's Stock Option Plan (the "Plan") if you sign and return the Company's Key Management Scott Associate Agreement. This will include a grant of 10,000 options for Fiscal 1997, under the terms of the Plan. In any future years, you will receive grants comparable to others at your level, at the time grants are customarily made and under the terms of the Stock Option Plan.
     For 1998, a minimum of 5,000 options.

o You understand that the Company could choose to terminate your employment prior to your anticipated retirement date of May, 2002. If you are terminated by the Company for gross misconduct at any time ("gross misconduct" being defined to include, but not be limited to, the failure to perform substantially all of your employment duties, the engaging by you in serious misconduct or the disclosure by you of confidential information relating to the Company), you will not receive any severance pay.

o However, if you are terminated prior to May, 2002 for reasons other than gross misconduct or your death, disability, or voluntary resignation (other than retirement), you will receive the gross severance package subject to standard withholding set forth below:

          o    If termination is prior to May 1, 1999: $400,000
          o If termination is between May 1, 1999 and before November 1, 1999: $350,000
          o    If termination is on or after November 1, 1999: $250,000

     You will have the option to choose to receive your severance pay on either a lump sum basis or a payroll continuation basis through April 30, 2000. If you choose the payroll continuation method, you will continue to accrue service credits, be eligible for full participation in the applicable Scotts' retirement plans and be eligible for medical and dental coverage. All other benefits will cease as of the last day you work as an active employee. In the event of your death prior to receipt of all severance payments due you, any remaining severance payments owed will be paid to your estate in a lump sum.

o You understand and agree that if your employment is terminated at any time due to your death, disability or voluntary resignation (other than retirement), you are not entitled to any severance pay.

o By executing this letter, you agree, except for the obligations set forth in this Agreement, that all of Scotts' other obligations and any claims by you against Scotts and the officers, directors and employees of Scotts, are released by your acceptance of this Agreement, including but not limited to claims of age discrimination in employment under the Federal

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Mr. Lawrence McCartney
October 29, 1997
Page 3


     Age Discrimination in Employment Act and the Older Workers Benefit Protection Act. Except as specifically stated herein, as later agreed in writing, or except as provided in any benefit plans maintained by Scotts in which you are participating, you agree that you have no claim for and will not be entitled to any other benefits, bonus, compensation, perquisites, vacation or sick pay allowance or any kind of other remuneration arising out of your employment or the termination thereof, provided, however, that this release shall not be construed to prevent you from pursuing any rights you have to COBRA benefits or any rights you have to enforce the terms of this letter.

o You agree to keep the terms of this Agreement confidential and that you will not disclose any information concerning these matters to anyone, including but not limited to past, present or future employees of Scotts or its affiliates (but excepting your legal and financial advisors and your spouse). You agree to indemnify Scotts from any loss or costs arising from any breach by you of this Agreement.

o You understand that you are entering into this Agreement (and the release contained herein) voluntarily in order to be the recipient of certain of the agreements described herein that were not required pursuant to the terms of your previous employment agreements. You understand that Scotts would not enter into these agreements to which you would not otherwise be entitled without your voluntary consent to this Agreement.

o In making your decision whether or not to accept this Agreement, you recognize that you have the right to seek advice and counsel from others, including that of an attorney if you so choose. You acknowledge that you have 21 days within which to consider this offer.

o You have seven calendar days from the date you sign this Agreement to cancel it in writing. You may cancel this Agreement by signing the cancellation notice below (or by any other written signed notice) and delivering it to Scotts (to my attention) within seven days of the date you signed this Agreement.

o You are reminded that certain provisions of this Agreement and the Key Management Scott Associate Agreement survive the termination of your employment with Scotts. Nothing in this letter is intended to constitute a waiver by Scotts of those provisions.

o    This Agreement will be construed in accordance with the substantive laws of the State of Ohio. The rights and duties of the parties shall not be assignable. This Agreement may not be amended except in writing signed by the party against whom an obligation is to be enforced. No representations, other than those contained herein, have been made as an inducement.
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Mr. Lawrence McCartney
October 29, 1997
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     If this letter satisfactorily sets forth the provisions relating to your continued employment with the Company, please execute the enclosed copy and return it to me.

                                           Very truly yours,

                                           /s/ Jean H. Mordo

                                           Jean H. Mordo
                                           Executive Vice President and
                                             Chief Financial Officer


Dear Jean:

     This letter satisfactorily set forth the terms of my continued employment with The Scotts Company.


Dated:            10/30/97                   /s/  Lawrence McCartney
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                                            Lawrence McCartney


CANCELLATION NOTICE

         To cancel this Agreement, sign below and deliver this copy of the Agreement to Jean Mordo within seven days of the date you signed the Agreement.

         I hereby cancel this Agreement.


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         (Date)                             (Signature)
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October 31, 1997

Mr. Lawrence McCartney
7035 Temperance Point Street
Westerville, Ohio 43082

Dear Larry:

With respect to our letter agreement dated October 29, 1997, we propose to add the following language to the paragraph on page 2 that begins "You will have the option...," at the end of that paragraph the following sentence: In the event of your death prior to receipt of all severance payments due you, any remaining severance payments owed will be paid to your estate in a lump sum.

Please acknowledge your acceptance of this addition by signing the enclosed copy of this letter and returning it to me.


                                            Very truly yours,

                                            /s/ Jean H. Mordo

                                            Jean H. Mordo
                                            Executive Vice President and
                                            Chief Financial Officer


I agree to the proposed addition set forth above.



    /s/  Lawrence McCartney
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Lawrence McCartney

Date          10/31/97
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